September 2009 Pricing Sheet dated September 22, 2009 relating to Preliminary Pricing Supplement No. 191 dated September 17, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International Equities

Buffered Securities Based on the iShares® MSCI EAFE Index Fund due September 29, 2011
PRICING TERMS – September 22 , 2009
Issuer:	Morgan Stanley
Maturity date:	September 29, 2011
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Aggregate principal amount:	$4,873,000
Payment at maturity per Buffered Security:	▪	If the final share price is greater than the initial share price: $1,000 + upside payment
	▪	If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 15.5%: $1,000
	▪	If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 15.5%:
($1,000 x share performance factor) + $155
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than $155 per Buffered Security.
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Upside payment:	$1,000 x share percent increase
Initial share price:	$55.77, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the determination date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares.
Determination date:	September 22, 2011, subject to postponement for certain market disruption events
Buffer amount:	15.5%
Maximum payment at maturity:	None
Minimum payment at maturity:	$155 per Buffered Security
Interest:	None
Stated principal amount:	$1,000 per Buffered Security
Issue price:	$1,000 per Buffered Security
Pricing date:	September 22, 2009
Original issue date:	September 29, 2009 (5 business days after the pricing date)
CUSIP:	617482HB3
ISIN	US617482HB32
Listing:	The Buffered Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Buffered Security	$1,000	$6.50	$993.50
Total	$4,873,000	$31,674.50	$4,841,325.50
(1)	For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 191 dated September 17, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE BUFFERED SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.